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                                                                   EXHIBIT 10.12

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

       This Agreement is made as of this 23rd day of December, 1997 (the "Agreement"), by and between Daedalus Enterprises, Inc., a Delaware corporation (the "Company"), and Thomas R. Ory (the "Employee").

BACKGROUND

       A. The Employee desires to be employed by the Company and the Company desires to employ the Employee, subject to certain terms and conditions.

       B. The parties desire to memorialize certain agreements regarding the employment of the Employee with the Company, including agreements relating to duties during employment, employment terms, nondisclosure of Confidential Information (as such term is defined herein), the proprietary rights of the Company in Company Technology (as such term is defined herein), and the business activities of the Employee during, upon, and after termination of the Employee's employment with the Company.

       C. The parties desire that this Agreement will become effective only upon the closing of the Merger and, until effective, will not affect the Senior Officer Severance Agreement between the Company and Employee, dated as of June 21, 1995 (the "Severance Agreement").

                                   AGREEMENTS

       NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement, the parties hereto agree as follows:

I.     DEFINITIONS

       1.1 Business. The term "Business" shall mean the past, present, or prospective activities, products, or services of the Company.

       1.2 Confidential Information. The term "Confidential Information" shall mean all information, in whatever form, regarding the Company and its Business, including, without limitation, information relating to: (i) the formulas, products, design, manufacture, methods, application, know-how, research, development and processes of the Business; (ii) sources of supplies and materials; (iii) operating and other cost data; (iv) lists of present, past and prospective customers, and credit and financial data concerning such customers;
(v) customer proposals; (vi) price lists and data relating to pricing of the Company's products or services; (vii) sales activities, procedures, and techniques; (viii) computer programs; (ix) third-party licensed programs and (x) data bases.


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       1.3 Company Technology. The term "Company Technology" shall mean ideas, concepts, know-how, works of authorship and inventions, and improvements and modifications thereof, patentable or unpatentable, copyrightable or non-copyrightable known to the Employee as a consequence of or through the Employee's employment with the Company and which relate to the Business.

       1.4 Restricted Period. The term "Restricted Period" shall mean the period commencing with the Effective Time and ending on the date that is two years after the Effective Time.

       1.5 Employment Period. The term "Employment Period" shall mean the period commencing at the Effective Time and ending on the date that is two years after the Effective Time, unless sooner terminated in accordance with Article 8 below.

       1.6 Merger Agreement. The term "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, DEl Merger Sub, Inc. and S. T. Research Corporation.

       1.7 Merger. The term "Merger" shall mean the Merger contemplated by the Merger Agreement.

       1.8 Effective Time. The term "Effective Time" shall have the meaning set forth in the Merger Agreement.

II.    EMPLOYMENT

       2.1 Employment. Effective at the Effective Time, the Company employs the Employee as Vice President of the Company and President of the Company's Sensing and Imaging Systems Division, reporting directly to the Company's President (the "Division"), and the Employee accepts such employment, upon the terms and conditions set forth in this Agreement.

       2.2 Duties. During the Employment Period, the Employee's primary responsibility shall be to perform and discharge such duties for the Company from his place of employment in Ann Arbor, Michigan as may be reasonably assigned to the Employee from time to time by the Board of Directors of the Company and/or the President of the Company and, in the absence of such assignment, such services customary to such office as are necessary to the operations of the Company. The Employee shall devote substantially all of his business time, attention and energies to the business of the Company and shall not be otherwise employed during the Employment Period.

       2.3 Employment Period Compensation. For all obligations and services to be rendered by the Employee hereunder, the Company shall pay to the Employee an annual salary during the Employment Period of $154,800 payable in bi-weekly installments). The Board of Directors may, at its option, increase Employee's salary or pay him bonuses as it

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deems appropriate in light of the performance of the Employee, the Division and the Company and the Company's practices in respect of its other officers. All payments shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Company shall provide Employee with five weeks of vacation annually, medical insurance under a medical insurance plan maintained by the Company which provides coverage and benefits comparable to those provided to Employee under the plan maintained by the Company on the date hereof and the other fringe benefits, perquisites and benefits of employment provided to salaried officer-level executives of the Company serving in a capacity similar to Employee from time to time during the Employment Period; provided, that the Company shall not be required to provide Employee with a vehicle at Company expense.

       2.4 Board of Directors Position. The Company shall cause Employee to be nominated for election to the Board of Directors of the Company at each meeting of stockholders of the Company at which directors are elected occurring during the Employment Period.

III.   CONFIDENTIALITY

       3.1 Confidentiality. The Employee covenants and agrees to keep confidential all Confidential Information, and in any event shall not now or at any future time publish, divulge, reproduce, transmit, or provide the Confidential Information or any portion thereof to any entity, except (a) as the Company may expressly authorize in writing; (b) for Confidential Information which subsequently becomes part of the public domain (other than as a result of a breach of this Agreement by Employee); (c) for Confidential Information which Employee rightfully received from a party other than the Company, any subsidiary of the Company or any of its directors, employees, agents or representatives; or
(d) to the extent disclosure is required by law.

       3.2 Return of Confidential Information. The Employee acknowledges that all Confidential Information is and shall remain the property of the Company. Accordingly, the Employee further agrees that upon the Employee's termination of employment with the Company, the Employee shall return to the Company all Confidential Information now or hereinafter in the possession, custody, or control of the Employee, including any reproductions or copies thereof.

IV.    PROPRIETARY RIGHTS

       4.1 Ownership and Assignment. Upon the Company's request and to the extent permitted by law, the Employee shall grant and assign to the Company all rights, title and interest of the Employee, if any, in and to the Company Technology, including, without limitation, all inventions, improvements, technical information and suggestions relating in any way to the products, services or Business which the Employee has conceived, developed or acquired during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. Employee further agrees to execute any documents the Company deems reasonably necessary to

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evidence the Company's rights, title and interest in the Company Technology and the assignment by the Employee of all rights, title and interest in the Company Technology.

       4.2 Return of Company Technology. The Employee acknowledges that all Company Technology is and shall remain the property of the Company. Accordingly, the Employee further agrees that upon the Employee's termination of employment with the Company, the Employee shall return to the Company all Company Technology now or hereinafter in the possession, custody, or control of the Employee, including any reproductions or copies thereof and shall not thereafter be permitted to use any Company Technology.

V.     NON-COMPETITION AND RESTRICTED BUSINESS ACTIVITIES

       5.1 Non-Compete. The Employee acknowledges that the services to be provided hereunder are unique and that their loss would cause irreparable injury to the Company. The Employee also hereby acknowledges and recognizes the highly competitive nature of the Company's business and, accordingly, covenants and agrees to the following:

           (a) During the Restricted Period, the Employee shall not, directly or indirectly (other than on behalf of the Company or its subsidiaries or affiliates), (i) engage in the design, development, manufacture, sale, licensing, promotion, marketing or servicing of products or provision of services which at any time heretofore or hereafter during the Employment Period were designed, developed, manufactured, sold, licensed, promoted, marketed, serviced or provided by either the Company or any of its subsidiaries or affiliates; or (ii) engage in any activity which is in direct competition with the activities of the Company, or any of its subsidiaries or affiliates, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative or otherwise.

           (b) During the Restricted Period, the Employee shall not, directly or indirectly (other than on behalf of the Company or its subsidiaries or affiliates), solicit, induce, or influence any customer, supplier, lender, lessor or any other person which has a business relationship with the Company or its subsidiaries or affiliates at any time during the Restricted Period to discontinue, modify, or reduce the extent of such relationship with the Company or any of its subsidiaries or affiliates.

           (c) During the Restricted Period, the Employee shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any employee, sales agent, or consultant of the Company, or its subsidiaries or affiliates, or any person who served as such at any time during the six months prior thereto, to discontinue such employment, agency, or consultant relationship with the Company or its subsidiaries or affiliates, or employ or seek to employ, or cause any business which competes directly or indirectly with the Company to employ or seek to employ any employee, sales agent, or consultant of the Company or any of its subsidiaries or affiliates.

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VI.    REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

       6.1 Contracts. The Employee hereby represents and warrants that, except for this Agreement or as disclosed to the Company in writing, the Employee is not a party or otherwise subject to any contract, agreement, or arrangement, whether written or oral, related to: (i) the nondisclosure of confidential information of any entity or person; (ii) the proprietary rights in, and ownership of, ideas, concepts, know-how, works of authorship, inventions, and improvements and modifications thereof, patentable or unpatentable, copyrightable or noncopyrightable; or (iii) a covenant, agreement, or commitment by the Employee not to compete with any entity or person.

       6.2 No Violation of Other Agreements. The Employee hereby represents and warrants that the Employee's execution and delivery of this Agreement and performance of the Employee's obligations hereunder, and performance of the Employee's employment obligations and duties while employed at the Company, do not, and will not, violate the terms of any other contract, agreement, or arrangement, whether written or oral, to which the Employee is a party or otherwise subject to, including, without limitation, any non-compete or confidentiality agreement between the Employee and a former employer.

VII.   REMEDIES

       7.1 Equitable Remedy Available.

           (a) Except as provided in paragraph (b) of this Section 7.1, the Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Sections 3, 4 or 5 would be inadequate. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Sections 3, 4 or 5, the Employee agrees that, in addition to the Company's remedy at law and the Company's rights under
Article 8 hereof, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

           (b) If, following termination of employment without cause by the Company pursuant to Section 8.4 or termination by the Employee pursuant to 8.5, the Employee breaches Section 5.1, the Company shall not be obligated to make any further payments to Employee pursuant to this Agreement, which (notwithstanding anything in Section 7.1(a) to the contrary) shall constitute the Company's sole remedy for such breach.

VIII.  TERMINATION

       8.1 Termination. Employee's employment will terminate on the first to occur of the events set forth in Sections 8.2 through 8.5.

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       8.2 Cause. The Employee's employment under this Agreement may be terminated by the Company for "Cause". The following, as determined by the Company's Board of Directors in its sole discretion, acting in good faith, shall constitute "Cause" for termination: an act of material dishonesty or fraud by Employee that is injurious to the Company, willful gross misconduct, intentional failure in any material respect to perform his duties and responsibilities consistent with the provisions of Section 2 hereof, or breach of any of the provisions of Sections 3, 4, 5 or 6 of this Agreement. Prior to a determination of Cause, the Company's Board of Directors shall give the Employee notice of its intent to terminate the Employee's employment for Cause, an opportunity to be heard and an opportunity to cure such failure within the thirty (30) day period following the Employee's receipt of such notice. If the Employee's employment under this Agreement is terminated by the Company for any reason set forth in this Section 8.2, the Company shall continue to be liable only for the compensation set forth in Section 2.3 of this Agreement, if any, with respect to periods of time prior to the date of such termination.

       8.3 Death and Disability. The Company may terminate the Employee's employment in the event of Employee's "Disability" and employment will terminate automatically upon Employee's death. "Disability" shall be deemed to exist if Employee has substantially failed to perform his duties under this Agreement for 90 days in any 120 day period for reasons of mental or physical health, as determined by competent medical evidence. If the Employee's employment under this Agreement is terminated for any reason set forth in this Section 8.3, the Company shall continue to be liable only for the compensation set forth in
Section 2.3 of this Agreement, if any, with respect to periods of time prior to the date of such termination.

       8.4 Without Cause. The Company may terminate the Employee's employment for any reason other than the reasons listed in Sections 8.2 and 8.3 or for no reason. If the Employee's employment under this Agreement is terminated pursuant to this Section 8.4, the Company shall continue to pay the Employee the compensation and provide the fringe benefits described in Section 2.3 at the rate or level, as applicable, in effect on the date of such termination until the date two years from the Effective Time.

       8.5 Termination By Employee. The Employee may terminate his employment under this Agreement (a) upon the failure of the Company to provide the Employee with the compensation and fringe benefits described in Section 2.3; (b) upon any other material breach of this Agreement by the Company; (c) upon any diminution of the Employee's authority, duties and responsibilities, or a significant change in the nature or scope of the Employee's duties from those that are provided in Section 2.2 (without the consent of the Employee); (d) any change in the Employee's status or title from that which is set forth in Section 2.1, except for a bona fide promotion or with the consent of the Employee; or (e) if the Company moves (without the consent of the Employee) the Employee's office to a location that is more than 25 miles from its present location in Ann Arbor, Michigan. If the Employee terminates his employment under this Agreement for any reason set forth in this Section 8.5, the Company shall continue to pay the Employee the compensation and provide the fringe benefits described in Section
2.3 at the rate or level, as applicable, in effect on the date of such termination until the date two years from the Effective Time. If the Employee terminates his

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employment other than for a reason set forth in Sections 8.3 or 8.5, the Company shall pay to the Employee, within ten (10) days following such termination, a lump sum equal to three months' salary at the higher of the rate being paid to the Employee on the date of such termination or the rate specified in Section 2.3.

       8.6 No Duty to Seek Employment. The Employee shall be under no duty or obligation to seek or accept other employment after termination of employment with the Company and shall not be required to mitigate the amount of any payments due hereunder by seeking or accepting employment.

       8.7 Termination of Employment after Employment Period. If Employee's employment is terminated during the first year following the Employment Period by the Company other than for Cause or by Employee for Good Cause, the Company shall pay to the Employee, within ten (10) days following such termination, a lump sum equal to six months' salary at the higher of the rate being paid to the Employee on the date of such termination or the rate specified in Section 2.3 and shall continue to provide the fringe benefits described in Section 2.3 for six months following such termination. If Employee's employment is terminated for any other reason during the first year following the Employment Period, or for any reason after the first year following the Employment Period, Employee shall be entitled to receive such severance pay as provided by Company policy in effect at the time of such termination.

IX.    MISCELLANEOUS

       9.1 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       9.2 Severability. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

       9.3 Waiver. No delay or failure on the part of the Company in exercising its rights under this Agreement, and no partial or single exercise of such rights, shall constitute a waiver of rights contained in this Agreement on a future occasion. Any waiver of rights under this Agreement shall be effective only in the specific instance and for the specific purpose for which such written waiver was given.

       9.4 Assignment. This Agreement may not be assigned by the Employee, but may be assigned by the Company only (a) in the event that the Company shall be merged with, or consolidated into, any other corporation, to the surviving corporation, or (b) in the event that

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the Company shall sell and transfer substantially all of its assets to, or shall become a subsidiary of, another entity.

       9.5 Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and hand delivered or, if mailed by registered or certified mail, postage prepaid with return receipt requested or sent by express courier service, charges prepaid by shipper, to his residence in the case of notices to the Employee, and to the principal offices of the Company at 8419 Terminal Road, P.O. Box 1430, Newington, Virginia 22122 to the attention of the President in the case of notices to the Company (or to such other address as a party is directed pursuant to written notice from the other party). Any notice given by the Company to the Employee at his last directed address shall be effective to bind any other person who shall acquire rights hereunder.

       9.6 Survival of Terms. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.

       9.7 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior and contemporaneous agreements, arrangements, and understandings relating to the subject matter of this Agreement. No representation, inducement, agreement, promise, or understanding altering, modifying, amending, taking from or adding to, the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by each of the parties hereto.

       9.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws and decisions of the State of Michigan without regard to its conflict of laws principles.

       9.9 Termination of Severance Agreement. The Severance Agreement shall terminate and be of no further force and effect at the Effective Time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date and year first above written.

DAEDALUS ENTERPRISES, INC.                   EMPLOYEE

By: /s/ Charles G. Stanich                   /s/ Thomas R. Ory
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Its: VP - R&D/COO                            Thomas R. Ory
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